Exhibit 1

AGREEMENT AND PLAN OF MERGER

between

JOHNSON & JOHNSON,

KITE MERGER SUB, INC.

and

COUGAR BIOTECHNOLOGY, INC.

dated as of

May 21, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of May 21, 2009, is by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Kite Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Cougar Biotechnology, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), at a price per Share of $43.00 (such amount or any different amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the acceptance for payment of the Shares pursuant to the Offer and upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, other than (i) Shares owned directly or indirectly by Parent, Purchaser or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement and approve the Merger;

WHEREAS, the boards of directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger; and

WHEREAS, as an inducement to and condition to Parent’s and Purchaser’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Tender and Support Agreements with Parent simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Shares held by them in the Offer and support any and all corporate action necessary to consummate the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1    The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event within ten (10) business days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.

(b)           The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to:  (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”).  Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Purchaser, of the other Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time.  The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions.  Parent and Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend or waive the Minimum Condition, (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with this Agreement.

(d)           Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Time”).

(e)           The Offer shall be extended from time to time only as follows:

(i)           Offer Conditions Not Satisfied.  Subject to the right of Parent to terminate this Agreement (and the Offer) in accordance with Section 8.1, if on any then scheduled Expiration Time, any of the Offer Conditions shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser may (in its sole discretion, without consent of the Company), and to the extent requested in writing by the Company prior to such scheduled Expiration Time Purchaser shall (and Parent shall cause Purchaser to), extend the Offer for one or more periods of up to ten (10) business days each until the Offer Conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond November 21, 2009 (the “Outside Date”).

(ii)           Required by Applicable Law.  Subject to the right of Parent to terminate this Agreement (and the Offer) in accordance with Section 8.1, Purchaser shall extend the Offer for any period or periods required by applicable Law, interpretation or position of the SEC (or its staff) applicable to the Offer.

(f)           Nothing in this Section 1.1 shall affect any termination rights in Section 8.1.

(g)           If necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to reach the Short Form Threshold, Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to twenty (20) business days.  Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.”  The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(g).

(h)           Purchaser shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1.  In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

(i)           As soon as practicable on the date of the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”).  The Company shall promptly after the date hereof furnish to Parent and Purchaser all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

Section 1.2    Company Actions.

(a)           On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2, contain a recommendation by the Company Board of Directors recommending that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger in accordance with the applicable provisions of the DGCL (the “Company Recommendation”).  The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  Parent and Purchaser shall promptly after the date hereof furnish to the Company all information concerning Parent and Purchaser required by the Exchange Act to be set forth in the Schedule 14D-9.  The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.

(b)           In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information and assistance (including lists of record holders or beneficial owners of the Shares, updated from time to time upon Purchaser’s or its agent’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the Shares.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control.  In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, cooperate with Parent and Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Benefit Plans, and to permit such holders of Shares to tender Shares in the Offer.

Section 1.3    Directors.

(a)           Provided that the Minimum Condition is satisfied, promptly after the first time that Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, Purchaser shall be entitled to elect or designate, from time to time, such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for payment pursuant to the Offer and any Top-Up Option Shares) bears to the total number of Shares then outstanding.  Upon Purchaser’s request at any time following the Acceptance Time, the Company shall as promptly as practicable take all actions, including filling vacancies or newly created directorships on the Company Board of Directors, increasing the size of the Company Board of Directors (including by amending the Company Bylaws if necessary so as to increase the size of the Company Board of Directors) and/or using its commercially reasonable efforts to secure the resignations of such number of its incumbent directors, in each case as is reasonably necessary to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and shall as promptly as practicable cause Purchaser’s designees to be so elected or designated at such time.  The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) the board of directors of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Nasdaq Marketplace Rules.  The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors.  Purchaser shall supply the Company with, and solely be responsible for, information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.  The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b)           In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the Nasdaq Marketplace Rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement.  If no Continuing Director then remains, the other directors shall designate three (3) Persons who shall each qualify as an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Company Governing Documents or applicable Law) be required for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of Shares (other than Parent or Purchaser), (iii) except as provided herein, to amend the Company Governing Documents in a manner that would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action or make any other determination of the Company Board of Directors under or in connection with this Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser).  The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board of Directors) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

Section 1.4    The Merger.

(a)           Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the DGCL.

(b)           At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety so as to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows:  “The name of the corporation is Cougar Biotechnology, Inc.,” and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Purchaser immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5    Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) (the “Closing Date”), at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th floor, Costa Mesa, California 92626, unless another date or place is agreed to in writing by the Company and Purchaser.

Section 1.6    Effective Time.  Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”  From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Purchaser, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.7    Directors and Officers of the Surviving Corporation.  The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be appointed as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.8    Stockholders’ Meeting.  If adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger:

(a)           As promptly as practicable following the Acceptance Time, the Company shall, after consultation with Parent, prepare and file with the SEC (i) a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) or (ii) if Parent specifies that adoption of this Agreement be effected by the written consent of the stockholders of the Company, an information statement with respect to such written consent (together with any amendments thereof or supplements thereto and any other required materials, the “Information Statement”), in each case relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement or Information Statement, as applicable, before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  Subject to Section 5.2, the Company shall include in the Proxy Statement or Information Statement, as applicable, the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of or consent to, as applicable, the adoption of this Agreement and approval of the Merger in accordance with the DGCL.  The Company shall use its commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement or Information Statement, as applicable, and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement or Information Statement, as applicable.  The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Information Statement, as applicable, promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement or Information Statement, as applicable, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law and, the Company further agrees to cause the Proxy Statement or Information Statement, as applicable, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement or Information Statement, as applicable, as provided in Section 1.8(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b)           The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i)           (A) (1) as promptly as reasonably practicable following the Acceptance Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (2) as promptly as reasonably practicable following the Acceptance Time, convene and hold the Special Meeting or (B) if Parent specifies that adoption of this Agreement be effected by the written consent of the stockholders of the Company, as promptly as reasonably practicable following the Acceptance Time and in accordance with the DGCL, set a record date for and solicit such written consents;

(ii)           as promptly as reasonably practicable following the Acceptance Time, file the definitive Proxy Statement (or, in the case of written consent, the Information Statement) with the SEC and cause the Proxy Statement (or, in the case of written consent, the Information Statement) to be mailed to its stockholders; and

(iii)           (A) solicit from its stockholders proxies or written consents in favor of the adoption of this Agreement and approval of the Merger and (B) use its commercially reasonable efforts to secure any other approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c)           At the Special Meeting or any postponement or adjournment thereof, Parent shall cause to be present and vote, or cause to be voted (or, if Parent specifies that adoption of this Agreement be effected by the written consent of the stockholders of the Company, Parent shall consent, or cause such consent to be given with respect to), all of the Shares then owned of record by it, Purchaser or any of their other Subsidiaries in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.9    Merger Without Meeting of Stockholders.  Notwithstanding the terms of Section 1.8, in the event that Parent, Purchaser and their respective Subsidiaries shall hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares (the “Short Form Threshold”), following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, Parent shall cause the Merger to become effective promptly, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.10    Withholding Rights.  Parent, Purchaser, the Company or the Paying Agent shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, Purchaser, the Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, Purchaser, the Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Company or the Paying Agent.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1    Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

(a)           Purchaser Common Stock.  Each issued and outstanding share of Purchaser Common Stock immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares owned by the Company and any Shares owned by Parent, Purchaser or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive an amount equal to the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

Section 2.2    Surrender of Certificates.

(a)           Paying Agent.  Parent or Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”).  Prior to or at the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(c), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or gain or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(b)           Procedures for Surrender.  Promptly after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificate Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss together with any required indemnity) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss together with any required indemnity) or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate (or an affidavit of loss together with any required indemnity) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed as promptly as practicable following the Paying Agent’s receipt of such Certificate (or affidavit of loss together with any required indemnity) or Book-Entry Share (together with such duly completed and validly executed letter of transmittal and such other required documents), and the Certificate (or affidavit of loss together with any required indemnity) or Book-Entry Share so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates (or affidavits of loss together with any required indemnity) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)           Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3    Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (subject to and reduced by the amount of any withholding that is required under applicable Tax Law); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.  At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (subject to and reduced by the amount of any withholding that is required under applicable Tax Law).

(b)           The Company shall serve prompt notice to Purchaser of any demands received by the Company for appraisal rights of any Shares, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4    Top-Up Option.

(a)           The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase, at a price per share equal to the Offer Price, an aggregate number of newly issued shares of Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) one (1) share less than twenty percent (20%) of the shares of Common Stock issued and outstanding immediately prior to the exercise of the Top-Up Option and (ii) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock then owned by Parent, Purchaser and their respective Subsidiaries and affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than ninety percent (90%) of the Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (after giving effect to the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Common Stock in excess of the Company’s total authorized but unissued shares of Common Stock.  The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either (i) entirely in cash or (ii) at the Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”).  Any such Promissory Note shall be full recourse against Parent and the Purchaser and (i) shall bear interest at the rate of six percent (6%) per annum, (ii) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.

(b)           Provided that no applicable Law, order, injunction or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise (subject to the restrictions contained in Section 2.4(a)) the Top-Up Option on one or more occasions, in whole or in part, only after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c)           Each time that Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”).  The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”).  At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares as specified in the Top-Up Notice Receipt, by delivery of cash or a combination of cash and the Promissory Note as contemplated by Section 2.4(a), and the Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Option Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares.  Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(d)           Parent and the Purchaser acknowledge that the Top-Up Option Shares which the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering.  Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or shall be upon any purchase of Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  The Purchaser agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2.5    Treatment of Company Options and Company Warrants.

(a)           Subject to the occurrence of the Acceptance Time, the Company and the Company Board of Directors (or the appropriate committee thereof):  (i) shall cause, effective as of immediately prior to the Acceptance Time, the vesting and exercisability of each then outstanding Company Option held by any Person then performing services as an employee, director or consultant of the Company immediately prior to the Acceptance Time to be fully accelerated, and (ii) shall cause, effective as of the Acceptance Time, each then outstanding Company Option, without regard to the identity of the holder, to be cancelled and terminated as of the Acceptance Time (if not exercised prior to the Acceptance Time) and the holder thereof to become entitled to receive an amount of cash, if any, from the Company equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per Share of such Company Option, and (B) the number of Shares subject to the exercisable portion of such Company Option (such amount being hereinafter referred to as the “Option Consideration”).  The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.

(b)           Subject to the consummation of the Merger, each Company Warrant which has been issued by the Company and is outstanding at the Effective Time, whether or not then exercisable and without regard to the identity of the holder, (i) shall be exchanged for, and the holder of such Company Warrant shall be entitled to receive, upon surrender of such holder’s Company Warrants to the Company for cancellation, or (ii) shall become exercisable for, and the holder of such Company Warrant shall be entitled to receive upon such exercise and surrender of the Company Warrant for cancellation, cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Warrant and (ii) the number of Shares subject to the exercisable portion of such Company Warrant (such amount being hereinafter referred to as the “Warrant Consideration”).  The Warrant Consideration shall be paid by the Surviving Corporation as soon as practicable following the later of the Effective Time or such exercise and surrender of such Company Warrant.

(c)           The Company shall take all corporate or other actions necessary to effectuate the treatment of the Company Options and the Company Warrants as contemplated by this Section 2.5 and to ensure that (i) all awards issued under the Company Stock Plan shall be settled as of the Effective Time, and (ii) neither any holder of Company Options and Company Warrants, nor any other participant in any Company Stock Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Section 2.5.

(d)           As soon as practicable after the execution of this Agreement, the Company shall, after consultation with Parent, deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plan and this Agreement.  As soon as practicable after the execution of this Agreement, the Company shall, after consultation with Parent, deliver to the holders of Company Warrants appropriate notices setting forth such holders’ rights pursuant to the applicable warrant and this Agreement.

Section 2.6    Additional Benefits and Warrant Matters.  The Company shall take all necessary actions, including obtaining any required consents from all holders of outstanding Company Options and Company Warrants, that are necessary to effect the transactions described in Section 2.5 above pursuant to the terms of the applicable Company Stock Plan and agreements evidencing the Company Options and the Company Warrants.  All amounts payable pursuant to Section 2.5 shall be paid without interest.  Any payments made pursuant to Section 2.5 shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law.  To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Purchaser are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished prior to the date hereof (without giving effect to any amendment to any such Company SEC Document filed on or after the date hereof and excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other sections of such filings) and (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”).  Each disclosure set forth in the Company Disclosure Schedule shall identify items of disclosure by reference to a particular Section or Subsection of this Agreement; provided, however, that any disclosure contained in any Section of the Company Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 3.1    Organization.

(a)           The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its respective properties and assets and to conduct its business as now being conducted.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered to or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC.  The Company is in compliance with the terms of the Company Governing Documents.  The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of the Company Subsidiaries, the Company Board of Directors and the board of directors of each of the Company Subsidiaries and the committees of each of such boards of directors, in each case held since January 1, 2007 and prior to the date hereof except in each case such minutes and draft minutes relating to any Competing Proposals made prior to the date hereof, this Agreement or the Transactions.

(b)           Subsidiaries.  All Company Subsidiaries are set forth on Schedule 3.1(b).  Except as set forth on Schedule 3.1(b), the Company does not, directly or indirectly, beneficially own any Equity Interests in any Person.

Section 3.2    Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated Series A Convertible Preferred Stock (the “Preferred Stock”).  As of May 18, 2009, (A) 20,791,368 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) no shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 4,600,000 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plan, including 3,348,751 shares of Common Stock reserved for issuance upon exercise of the Company Options, and (E) 378,943 shares of Common Stock reserved for issuance upon exercise of the Company Warrants.  All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.  There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except for the Company Options and the Company Warrants described in the second sentence of this Section 3.2(a), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions, equity or equity-based compensation awards, whether granted under the Company Stock Plan or otherwise, or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or equity-based interest in, the Company or securities convertible into or exchangeable for such shares or equity or equity-based interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, equity or equity-based compensation awards, whether granted under the Company Stock Plan or otherwise, or other right, agreement, arrangement or commitment (collectively and together with capital stock, “Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company.

(b)           Schedule 3.2(b) sets forth a complete and accurate list, as of May 18, 2009, of (A) all outstanding Company Options, the number of shares of Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, and (B) all outstanding Company Warrants, the number of shares of Common Stock subject thereto, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof.  All Company Options are evidenced by stock option agreements or other award agreements, in each case, in the forms set forth in Schedule 3.2(b), other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement or other award agreement contains material terms that are inconsistent with, or in addition to, such forms.  Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws, including the Nasdaq Marketplace Rules; and the per share exercise price of such grant was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option) of a share of Common Stock on the applicable Grant Date.  Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.  Each Company Option may, by its terms, be treated at the Effective Time as set forth in Section 2.5(a).  All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Schedule 3.2(b), true and complete copies of which have been provided to Parent prior to the date hereof.  Each Company Warrant may, by its terms, be treated at the Effective Time as set forth in Section 2.5(b).

(c)           There are no voting trusts or other agreements to which the Company is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company.  The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3    Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Stockholder Approval in the case of the Merger, if applicable, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the receipt of the Requisite Stockholder Approval, if applicable (which is the only stockholder vote or consent that is required for adoption of this Agreement and the approval of the Merger and the consummation of the Merger by the Company), and the filing of the Certificate of Merger.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4    Board Approvals.  The Company Board of Directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement, the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) duly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Offer, the Merger and the other Transactions, (c) approved and declared advisable this Agreement, the Offer, the Merger and the other Transactions, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement, the Offer, the Merger and the other Transactions are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL and (d) subject to Section 5.2, recommended that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the Merger.

Section 3.5    Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by the Company or (v) such filings as may be required under Nasdaq Marketplace Rules, in each case in connection with this Agreement, the Offer and the Merger), (c) result in a modification, violation or breach of, or constitute a default under (with or without notice or lapse of time or both), or give rise to any right, including any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any Company Agreement, or (d) violate any order, writ, injunction, decree or Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in each of clauses (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings, or (iii) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer, the Merger or any of the other Transactions contemplated by this Agreement.

Section 3.6    Company SEC Documents and Financial Statements.  The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2007, under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act.  None of the Company Subsidiaries is currently required to file any forms, reports, schedules, statements or other documents with the SEC.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 3.7    Internal Controls; Sarbanes-Oxley Act.

(a)           The Company and each of the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in and satisfying the requirements of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in and satisfying the requirements of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s knowledge, has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)           The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable Nasdaq Marketplace Rules.

(c)           Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 3.8    Absence of Certain Changes.

(a)           Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since December 31, 2008, the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course of business consistent with past practice.

(b)           From December 31, 2008 through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) have occurred or exist which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except for liabilities incurred in connection with this Agreement or as expressly permitted or contemplated by this Agreement, since December 31, 2008 to the date hereof, there has not been any of the following:

(i)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any capital stock of the Company or any of the Company Subsidiaries, other than any declaration setting aside or payment from a wholly owned Subsidiary of the Company to the Company in the ordinary course of business consistent with past practice;

(ii)           any purchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any shares of capital stock or any other Equity Interests;

(iii)           any split, combination, subdivision or reclassification of any capital stock of the Company or any of the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock;

(iv)           except as required to comply with applicable Law or any Benefit Plan in effect as of December 31, 2008, any granting by the Company or any of the Company Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries (each, a “Participant”) of any increase in compensation or benefits, except in the case of employees and consultants who are neither directors nor officers, for increases in compensation or benefits in the ordinary course of business consistent with past practice;

(v)           except as required to comply with applicable Law or any Benefit Plan in effect as of December 31, 2008, any granting by the Company or any of the Company Subsidiaries to any Participant of any increase in target bonus opportunity;

(vi)           except as required to comply with applicable Law or any Benefit Plan in effect as of December 31, 2008, any granting by the Company or any of the Company Subsidiaries to any Participant of any right to receive, or any increase in, change of control, retention, severance or termination pay;

(vii)          except as required to comply with applicable Law or any Benefit Plan in effect as of December 31, 2008, any entry by the Company or any of the Company Subsidiaries into, adoption of, or any amendment or termination of, any Benefit Plan or collective bargaining agreement, except to reflect changes in plan administration or in the ordinary course of business consistent with past practice;

(viii)         except as required to comply with applicable Law or any Benefit Plan in effect as of December 31, 2008, the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Benefit Plan or the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan;

(ix)           any damage, destruction or loss to any asset of the Company or any of the Company Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;

(x)            any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or Law; or

(xi)           any material Tax election or change in material Tax election, any change in material method of accounting for Tax purposes or any settlement or compromise of any material income Tax liability.

Section 3.9    No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements set forth in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations incurred since December 31, 2008 in the ordinary course of business consistent with past practice (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, (d) for performance obligations on the part of the Company or any Company Subsidiary pursuant to the terms of any Company Material Contract (other than liabilities or obligations due to breaches thereunder), and (e) for liabilities incurred under the terms of this Agreement, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10    Litigation.  There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or, to Company’s knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary or, to the Company’s knowledge, any current or former executive officer or director of the Company or any Company Subsidiary (in their capacity as such) other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that the representation and warranty in this sentence shall not apply to any Legal Proceeding commenced or threatened after the date hereof and directly arising out of this Agreement or the Transactions.  Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11    Employee Benefit Plans; ERISA.

(a)           Schedule 3.11(a) sets forth a correct and complete list of all Benefit Plans.  For purposes of this Section 3.11, an entity is an “ERISA Affiliate” of the Company if it would be, or would have ever been, required to be treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(b)           Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from Taxation under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in all material respects in accordance with its terms.  With respect to each Benefit Plan, each of the Company and the Company Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.  Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(c)           No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code or (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).

(d)           Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any announced plan or legally binding commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or any Company Subsidiary or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any Company Subsidiary.

(e)           To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company:  (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f)           Neither the Company nor any ERISA Affiliate (A) has, within the prior six years, sponsored, maintained, contributed to or been required to contribute to any Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code or (B) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code.

(g)           None of the Company or any Company Subsidiary has received notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Benefit Plan), and, to the knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(h)           With respect to each Benefit Plan, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is not otherwise exempt under Section 408 of ERISA in which the Company, any Company Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that could subject the Company, any of the Company Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law.

(i)           Each Benefit Plan that is an employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than for benefits then payable under such plan without regard to such amendment or termination or for ordinary administrative expenses typically incurred in a termination event) to the Company or any Company Subsidiary at any time after the Effective Time.  The Company does not self-insure any of its employee welfare Benefit Plans.

(j)           None of the execution and delivery of this Agreement, the obtaining of the Requisite Stockholder Approval or the consummation of the Offer or the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or (C) result in any breach or violation of, or a default under, any Benefit Plan.

(k)           The Company has properly classified all persons engaged to provide services to the Company or any Company Subsidiary as employees or non-employees.

(l)            Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2009, in documentary and operational compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”). Since January 1, 2009, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(m)           The Compensation Committee of the Company Board of Directors (the “Compensation Committee”) (each member of which the Company Board of Directors determined is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held, duly adopted resolutions approving each agreement, arrangement or understanding entered into by the Company or any of its Subsidiaries on or before the date hereof with any of its officers, directors or employees as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

(n)           Other than payments or benefits that may be made to the persons listed in Schedule 3.11(n) (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Requisite Stockholder Approval or the consummation of the Offer, the Merger or any other Transaction (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Benefit Plan or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Schedule 3.11(n) sets forth, calculated as of the date of this Agreement, an estimate of (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and (ii) the maximum amount of “parachute payments” (as defined in Section 280G of the Code) that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Requisite Stockholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time).

(o)           No Benefit Plan is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to Participants providing services primarily outside of the United States.

Section 3.12    Taxes.

(a)           The Company has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were true, complete and correct in all material respects.  The Company has timely paid all Taxes due and owing (other than Taxes for which adequate reserves, in accordance with GAAP, either (i) have been established on the most recent financial statements contained in the Company SEC Documents or (ii) have been established on the Company’s financial statements after the date of the financial statements described in clause (i) due to the passage of time and for transactions occurring in the ordinary course of business consistent with past practice).

(b)           There currently are no audits, examinations or other proceedings pending with regard to any Taxes of the Company.  The Company has not received a written notice or announcement of any audits or proceedings.

(c)           No issues relating to any material amount of Taxes were raised by the relevant Taxing authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. The relevant statute of limitations is closed with respect to (i) the Company’s United States federal income tax returns for all years through the Company’s taxable year ended December 31, 2004 and (ii) the Company’s California income tax returns for all years through the Company’s taxable year ended December 31, 2003; provided however, that all of the Company’s income tax returns remain open to audit to the extent they relate to the Company’s net operating losses, loss carryforwards and other tax credits.  As of the date hereof, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to Taxes has been executed or filed with any Taxing authority.

(d)           There are no material Tax Liens upon any property or assets of the Company, except Liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings.

(e)           The Company is not a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(f)           The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under applicable Law) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing authorities all material amounts (individually or in the aggregate) required to be so withheld and paid over under applicable Laws.

Section 3.13    Contracts.

(a)           Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Schedule 3.13(a) sets forth a true and complete list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (the “Company Agreements”) which is in effect as of the date hereof and which:

(i)           is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           involves annual expenditures in excess of $500,000 and was not entered into in the ordinary course of business consistent with past practice;

(iii)           (A) contains any non-compete or exclusivity provisions (or obligates the Company or any Company Subsidiary to enter into any non-compete or exclusivity arrangements) with respect to any line of business, geographic area or other conduct with respect to the Company or any of its Subsidiaries, or after consummation of the Transactions, Parent or any of its Subsidiaries, (B) restricts the conduct of any line of business (including the ability to research, develop, distribute, sell, supply, market or manufacture any product (including products under development) for any indication in any product market, therapeutic area or geographic area) by the Company or any of its Subsidiaries, or after consummation of the Transactions, by Parent or any of its Subsidiaries, or (C) requires or obligates the Company or any Company Subsidiary to purchase specified minimum amounts of any product or material or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Company Subsidiary;

(iv)           relates to a partnership, joint venture or similar arrangement;

(v)            relates to the borrowing of money or extension of credit other than accounts receivables and payables incurred or arising in the ordinary course of business;

(vi)           relates to research, clinical trial, development, distribution, sale, supply, license, marketing, co promotion or manufacturing by third parties of (x) products (including products under development) of the Company or any Company Subsidiary or (y) products (including products under development) licensed by the Company or any Company Subsidiary, in each case where such contract involves annual expenditures greater than $300,000 or that is not terminable on notice of 90 days or less without the payment of any penalty or termination fee greater than $50,000;

(vii)          contains an option (other than a Company Option or Company Warrant) or a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or the Company Subsidiaries; or

(viii)         constitutes a lease of Company Property.

(b)           Each contract of the type described above in Section 3.13(a), whether or not set forth in Schedule 3.13(a), is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law)).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a violation of, default or breach under any Company Material Contract by the Company or any Company Subsidiary.

(c)           The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14    Title to Properties; Encumbrances.  Neither the Company nor any Company Subsidiary owns or otherwise has legal title to any real property.  The Company and each of the Company Subsidiaries has valid leasehold interest in all of its Company Property, subject to no Liens, except for, (a) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, and (c) Liens which would not materially interfere with the use of such property or assets by the Company (the foregoing Liens (a)-(c), “Permitted Liens”).  The Company and each of the Company Subsidiaries is in compliance with the terms of all leases relating to the Company Property to which they are a party, except such compliance which has not had or would not reasonable be expect to have, individually or in the aggregate, a Company Material Adverse Effect.  All such leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

Section 3.15    Intellectual Property.

(a)           Schedule 3.15(a) sets forth a listing of the Owned Company IP and the Licensed Company IP, including:  (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent has been granted or application has been filed, the date filed or issued, and the present status thereof; (ii) for each trademark, tradename or service mark application or registration, the application serial number or registration number for each jurisdiction in which the application has been filed or registration granted, country, province and state, and the class of goods covered; (iii) for any registered URL or domain name, the registration date, any renewal date and name of registry; and (iv) for each registered copyrighted work, the number and date of registration for each country, province and state, in which a copyright application has been registered.  True and complete copies of all applications filed and patents and registrations obtained (including all documents relating to the prosecution, defense or enforcement of any applications, patents or registrations) related to the Intellectual Property Rights listed on Schedule 3.15(a) have been provided or are available to Parent.

(b)           Schedule 3.15(b) sets forth a true and complete list as of the date hereof of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights (1) under which the Company uses or has the right to use any Licensed Company IP or (2) under which the Company has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).  Neither the Company nor any Company Subsidiary is in default or breach in any material respect under the terms of any material Company IP Agreement. To the knowledge of the Company, none of the other parties to any material Company IP Agreement is in default or breach thereunder, (1) as of the date hereof, in any material respect or (2) following the date hereof, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All obligations for payment of monies currently due and payable by the Company or any Company Subsidiary and, to the knowledge of the Company, by the other parties thereto, in connection with the Company IP Agreements have been satisfied in a timely manner.  There are no pending disputes regarding any Company IP Agreement (1) as of the date hereof, in any material respect or (2) following the date hereof, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           To the knowledge of the Company, the Company owns or is validly licensed or otherwise has the right to use all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries as conducted on the date hereof, in each case free of Liens, other than Permitted Liens.  Other than as described in the Company IP Agreements, the Company and the Company Subsidiaries are not subject to any restriction (whether contractual, legal or otherwise) on the use of any material Company IP which is owned by or licensed to the Company or any of the Company Subsidiaries.

(d)           The Company exclusively owns all right, title and interest in the Owned Company IP, free and clear of all Liens, other than Permitted Liens, and, to the knowledge of the Company, there are no disputes as to ownership of any Owned Company IP.  Without limiting the foregoing, each Person who is or was an employee or contractor of the Company or any Company Subsidiary and who is or was involved in the conception, creation or development of any Owned Company IP that is material to the Company has executed a valid agreement containing an assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to such Owned Company IP.  All of the registrations and pending applications to governmental or regulatory bodies with respect to any Owned Company IP that is material to the Company have been timely and duly filed, prosecution for such applications has been attended to, and each of the Company and the Company Subsidiaries has taken all other actions required to maintain their validity and effectiveness.

(e)           Neither the Company, any of the Company Subsidiaries, nor the operation of their respective businesses, has infringed upon or misappropriated, or is infringing upon or misappropriating, the Intellectual Property Rights of any third party, except for any such infringement that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Company IP in any material respect.

(f)           No claim, action or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, and the Company has not received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary.

(g)           As of the date hereof, there are no proceedings or actions pending before any court or Governmental Entity (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) challenging the ownership, validity or enforceability of any material Company IP and, to the knowledge of the Company, as of the date hereof no such proceedings or actions have been threatened against the Company.  Following the date hereof, no such proceedings or actions are pending or, to the knowledge of the Company, threatened against the Company, except such proceedings or actions that, if resolved against the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           The Company and the Company Subsidiaries have taken commercially necessary steps and efforts to maintain the value of their trade secrets and other proprietary information by keeping it confidential in all material respects, including by: developing a policy for the protection of intellectual property; requiring all employees of the Company and the Company Subsidiaries to execute assignment and confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any Company Subsidiary; and entering into licenses and contracts that generally require licensees, contractors and other third Persons with access to such trade secrets and proprietary information to keep it confidential and to use it only for permitted purposes.

(i)           The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other Transactions and compliance by the Company with the provisions of this Agreement will not, materially conflict with, or result in any material violation or breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under or interest in, or result in the creation of any Lien in or upon, any material Intellectual Property Rights that is used in the conduct of the business of the Company and the Company Subsidiaries, as presently conducted.

Section 3.16    Labor Matters.  None of the Company and the Company Subsidiaries is a party to any collective bargaining or other labor union contract as of the date of this Agreement.  As of the date of this Agreement, none of the employees of the Company or any of the Company’s Subsidiaries is represented by any labor union or similar organization with respect to their employment by the Company or such Subsidiary.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company that may interfere with the business activities of the Company and from April 1, 2006 to the date hereof, no such labor dispute, strike or work stoppage has occurred.

Section 3.17    Compliance with Laws; Permits; Regulatory Compliance.

(a)           Each of the Company and each Company Subsidiary has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and each Company Subsidiary (except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material violation of any such Laws.  Notwithstanding anything to the contrary in this Section 3.17(a), the provisions of this Section 3.17(a) shall not apply to matters discussed in Sections 3.11 and 3.12.

(b)           The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), all such Company Permits are valid and in full force and effect, and (i) as of the date hereof, the Company has not received any notice that any Governmental Entity has commenced, or threatened to initiate, any action to revoke any such Company Permit and (ii) following the date hereof, the Company has not received any such notice, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           Each of the product candidates that are currently being developed by the Company or any Company Subsidiary are being, and at all times have been, developed, tested, manufactured and stored, as applicable, in compliance with the Federal Food, Drug and Cosmetic Act, as well as applicable Laws of the FDA, the EMEA and its Committee for Medicinal Products for Human Use, the European Union member states and the national health authorities (comparable to the FDA) of all countries in which product candidates are being studied, except for such instances of non-compliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company has provided or made available to Parent, as of the date hereof, complete and correct copies of each Investigational New Drug Application filed with respect to any product candidate of the Company currently being developed by the Company, including any supplements and amendments thereto.

(e)           The clinical trials conducted by the Company were, and if still pending, are, being conducted in all material respects in accordance with clinical protocols, informed consents and applicable requirements of the FDA and the EMEA.  As of the date hereof, no investigational new drug application filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor the EMEA has commenced, or, to the knowledge of the Company, threatened to initiate, any action (A) to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by the Company or (B) alleging any material violation of the Federal Food, Drug and Cosmetic Act, as well as applicable Laws of the FDA, the EMEA and its Committee for Medicinal Products for Human Use, the European Union member states and the national health authorities (comparable to the FDA) of all countries in which product candidates are being studied or proposed for marketing.  Following the date hereof, no such termination or suspension has occurred and no such action has been commenced or, to the knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)           None of the Company, or any officer, employee or, to the knowledge of the Company, agent of the Company, has with respect to any product candidate of the Company made any untrue statement or a material fact or fraudulent statement to the FDA or any other Governmental Entity or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity.  Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

Section 3.18    Environmental Matters.  Except for any matters, individually or in the aggregate, that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is subject to any pending claims, costs or liabilities under Environmental Laws (“Environmental Claims”), and (2) to the knowledge of the Company, there are no facts, circumstances or conditions that would result in such an Environmental Claim.  “Environmental Laws” means any applicable Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata), the preservation or reclamation of natural resources or releases of, or exposure to, hazardous or toxic substances.

Section 3.19    Information in the Proxy Statement or the Information Statement.  The Proxy Statement or Information Statement, as applicable, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion therein.  The Proxy Statement or Information Statement, as applicable, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.20    Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 3.21    Opinion of Financial Advisor.  The Company has received an opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Leerink Swan LLC (“Leerink Swan,” and together with Merrill Lynch, the “Company Financial Advisors”) to the effect that, as of the date of each such opinion, the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to the Company’s stockholders (other than Parent or Purchaser) from a financial point of view.

Section 3.22    Insurance.  Schedule 3.22 contains a complete and accurate list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any Company Subsidiary (or their respective assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies.  All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23    Related Party Transactions.  Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no transactions, agreements, arrangement or understandings in effect between the Company, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand (other than any Benefit Plan).

Section 3.24    Brokers; Expenses.  No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisors, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has delivered to Parent complete and accurate copies of all contracts or other agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.  The fees and expenses of all accountants, brokers, financial advisors (including the Company Financial Advisors), legal counsel, financial printers and other persons retained by or on behalf of the Company or any Company Subsidiary incurred or to be incurred by the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth on Schedule 3.24.

Section 3.25    Takeover Statutes.  Assuming the accuracy of the representation and warranty contained in Section 4.7, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the provisions of Section 203 of the DGCL.  No other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” or similar Law applies to this Agreement, the Offer, the Merger and the other Transactions.

Section 3.26    No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Purchaser in connection with the Transactions, including any information, documents, projections, forecasts of other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

Section 4.1    Organization.

(a)           Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2    Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and shall be adopted by the sole stockholder of Purchaser immediately following execution of this Agreement, and no other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3    Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, or (iv) such filings with the SEC as may be required on behalf of Purchaser and Parent, in each case in connection with this Agreement and the Offer and the Merger), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4    Litigation.  As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5    Information in the Proxy Statement or Information Statement.  None of the information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable (or any amendment thereof or supplement thereto), will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6    Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Offer Documents.  The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.7    Ownership of Company Capital Stock.  None of Parent, Purchaser or any of the “affiliates” or “associates” is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.8    Sufficient Funds.  Parent has, and Parent will have upon the Acceptance Time, at the Expiration Time (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger, as the case may be, and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions.

Section 4.9    Ownership and Operations of Purchaser.  Parent owns beneficially and of record, directly or indirectly, all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.10    Disclaimer of Other Representations and Warranties.  Parent and Purchaser each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Interim Operations of the Company.  The Company covenants and agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1, (b) as specifically required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Company Subsidiary to, conduct its businesses in all material respects in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except (a) as set forth in Schedule 5.1, (b) as specifically required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company covenants and agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a)           amend the Company Governing Documents, or the comparable organizational documents of any Company Subsidiary;

(b)           split, combine, subdivide or reclassify any shares of its capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)           declare, set aside or pay any dividend or make any other distribution payable in cash, stock or property (or any combination thereof) in respect of the capital stock of the Company or any Company Subsidiary, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its stockholders;

(d)           redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except from holders of Company Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options;

(e)           issue, sell, pledge, deliver, grant, transfer, dispose of or otherwise encumber or subject to any Lien any shares of, or securities convertible into or exchangeable for, or grant any Company Options or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or any other Equity Interests, or grant to any Person any right the value of which is based on the value of Shares or other capital stock or any other Equity Interests, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options and Company Warrants outstanding on the date hereof in accordance with their terms on the date hereof and (ii) the issuance of shares upon the exercise of the Top-Up Option;

(f)           directly or indirectly acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(g)           transfer, lease, license, sell, mortgage, pledge, dispose of, or otherwise encumber or subject to any Lien any of its assets, other than dispositions of immaterial tangible assets of the Company, including the disposition of obsolete or worn out equipment, in the ordinary course of business consistent with past practice;

(h)           (i) incur or assume any long-term or short-term indebtedness, except short-term accounts payable made in the ordinary course of business consistent with past practice, or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments by the Company in any of its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice); or (iv) cancel any indebtedness or waive or assign any claims or rights of substantial value;

(i)           except as required by the terms of any Benefit Plan or other contract in effect on the date hereof, (A) increase the compensation or benefits of, or pay any bonus to, any Participant, other than, in the case of employees below the level of Vice President, normal increases in cash compensation in the ordinary course of business consistent with past practice, (B) grant any Participant change of control, severance, retention or termination compensation or benefits, or any increase therein, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan (including any Company Option or other award thereunder), (D) accelerate the time of payment or vesting of any rights or benefits, or make any material determinations, under any Benefit Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of Company Options or other equity or equity-based awards), or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; provided, however, the foregoing clauses shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including grants under the Company Stock Plan);

(j)           incur any capital expenditures or otherwise acquire any asset, or any obligations or liabilities in respect thereof, in excess of $250,000, in the aggregate;

(k)           enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

(l)           change in any material respect any of the accounting methods used by it, except for such changes required by GAAP, applicable Laws or any Governmental Entity;

(m)           make any material Tax election, settle any Tax dispute involving material amounts, file any amended Tax Return with respect to any material Tax or change any annual Tax accounting period;

(n)           (x) pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case made or pending against the Company, any Company Subsidiary, or any of their respective officers and directors, other than (1) the payment of short-term accounts payable in the ordinary course of business consistent with past practice, (2) the performance of payment obligations of the Company pursuant to the terms of any Company Agreement in effect as of the date of this Agreement or entered into in compliance with this Section 5.1, and (3) the payment, discharge, settlement or satisfaction of claims, liabilities, obligations or litigation in the ordinary course of business consistent with past practice, (y) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which consent is required under, any standstill or similar contract or agreement to which the Company or any Company Subsidiary is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any material matter with respect to which consent is required under, any material confidentiality or similar contract or agreement to which the Company or any Company Subsidiary is a party;

(o)           (i) enter into any contract or agreement that would be a Company Material Contract if it had been entered into prior to the date of this Agreement or any Company IP Agreement or (ii) terminate, amend, modify, renew or waive any material rights under any Company Material Contract;

(p)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(q)           enter into any contract to the extent consummation of the Transactions or compliance by the Company with the provisions of this Agreement would conflict with, or result in a modification, violation or breach of, or constitute a default under (with or without notice or lapse of time or both), or give rise to any right, including any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of the Company Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any material provision of such contract;

(r)           enter into, terminate, amend, modify, renew or waive any material rights under any Company IP Agreement, or sell, transfer or license to any Person or otherwise adversely amend or modify any rights to any Intellectual Property Rights of the Company or any Company Subsidiary; or

(s)           enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2    Solicitation.

(a)           From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company shall not, nor shall it authorize or permit any Company Subsidiary or any of their respective Representatives retained by it or any of its affiliates to, directly or indirectly (and it shall instruct, and cause each Company Subsidiary to instruct, each such Representative not to):  (i) solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person any information with respect to, any Competing Proposal, (iii) enter into, continue, engage or otherwise participate in discussions with any Person with respect to any Competing Proposal, (iv) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Competing Proposal, or resolve or agree to take any such action, (v) withdraw (or change, amend, modify or qualify in a manner adverse to Parent and Purchaser), or propose publicly to withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Purchaser), or otherwise make any statement or proposal inconsistent with, the Company Recommendation, (vi) adopt, approve or recommend, or propose to adopt, approve or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or any agreement or commitment constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal (other than a confidentiality agreement referred to in Section 5.2(b)), or (vii) resolve, propose or agree to do any of the foregoing (any act set forth in clauses (iv) and (v) above, a “Change of Recommendation”).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary shall be a breach of this Section 5.2(a) by the Company.  The Company shall, and shall cause the Company Subsidiaries and direct its and the Company Subsidiaries’ Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the last 12 months for the purpose of evaluating a possible Competing Proposal.

(b)           Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Acceptance Time, a bona fide written Competing Proposal that the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal and financial advisors) constitutes or would reasonably be expected to result in a Superior Proposal by such party, and which Competing Proposal did not otherwise result from a breach of Section 5.2(a), the Company may, subject to compliance with Section 5.2(d), take the following actions:  (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party a customary executed confidentiality agreement (which need not restrict such Person from making an unsolicited Competing Proposal) not less restrictive of such Person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party making such Competing Proposal with respect to the Competing Proposal; provided, however, that the Company shall (A) as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, provide written notice to Parent of such Competing Proposal or the determination of the Company Board of Directors as provided above, as applicable, and (B) provide to Parent any information concerning the Company provided to such third party which was not previously provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c)           Notwithstanding the limitations set forth in Section 5.2(a), the Company Board of Directors may effect a Change of Recommendation prior to the Acceptance Time if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Company Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; provided, however, that no Change of Recommendation (and no termination of this Agreement pursuant to Section 8.1(e)) may be made until after the fourth (4th) business day following Parent’s receipt of written notice (a “Notice of Change of Recommendation/Superior Proposal”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Change of Recommendation/Superior Proposal and a new four (4) business day period).  In determining whether to make a Change of Recommendation, (i) the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Change of Recommendation/Superior Proposal or otherwise and (ii) the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.

(d)           In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.2, the Company shall promptly (within 48 hours) advise Parent orally and in writing of any Competing Proposal, the material terms and conditions of any such Competing Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing Proposal or inquiry.  The Company shall (i) keep Parent reasonably informed of the status and details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable (within 48 hours) after receipt or delivery thereof, with copies of all draft agreements (and any other written material to the extent such material contains terms and conditions relating to any Competing Proposal) sent by or provided to the Company or any Company Subsidiary (or their Representatives) in connection with any such Competing Proposal.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that in no event shall the Company or the Company Board of Directors or any committee thereof take, or agree to take, any other action prohibited by Section 5.2(a) (it being understood that any accurate disclosure of factual information required to be made under applicable Law shall not be considered a modification prohibited by Section 5.2(a)).

Section 5.3    Certain Tax Matters.

(a)           During the period from the date of this Agreement to the Closing, the Company shall: (i) prepare and timely file all Tax Returns that are due on or before the Closing in accordance with past practice, (ii) pay all Taxes due and payable in respect of such Tax Returns, (iii) accrue a reserve in its books and financial statements at such times and in such amounts as are in accordance with past practice for all Taxes payable by the Company for which no Tax Return is due prior to the Closing, and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit (collectively, “Tax Actions”) that is or becomes pending against or with respect to the Company.

(b)           For purposes of satisfying the requirements of Section 1445 of the Code, the Company shall deliver to Parent at or prior to the Closing a properly executed statement that the Company is not a “United States real property holding company” (within the meaning of Section 897(c) of the Code).

(c)           The Company shall promptly notify Parent about any material Tax matter involving any Company Subsidiary, and the Company shall not take any action in respect of such Tax matter without Parent’s consent (which will not be unreasonably withheld).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Notification of Certain Matters.  The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in paragraph (iii) of Annex I would not be satisfied or that would give rise to a right of termination set forth in Section 8.1(b), as the case may be, and (ii) any failure of the Company, Purchaser or Parent, as the case may be, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.  Furthermore, the Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (and in each case promptly furnish copies to the other party of) (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, other than, in the case of copies, the portions of such notices or communications that include confidential information not directly related to the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Offer, the Merger or the other Transactions.

Section 6.2    Access; Confidentiality.  From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall and shall cause the Company Subsidiaries to, upon reasonable prior notice, give Parent and Purchaser, their officers and their employees and their authorized Representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries.  The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2.  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege) or (b) contravene any applicable Law or contractual restriction.

Section 6.3    Consents and Approvals.

(a)           Each of the Company, Parent and Purchaser shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and any other antitrust or competition Law or regulation (the “Required Governmental Approvals”)), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with the other party in connection with making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.  Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective affiliates.

(b)           Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the Transactions.  Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing.  If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c)           The Company and Parent shall give (and the Company and Parent shall cause their respective Subsidiaries to give) any notices (including notices required to be provided in advance of the consummation of the Transactions) to third parties, and use (and the Company and Parent shall cause their respective Subsidiaries to use) commercially reasonable efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions, or required to be disclosed in the Company Disclosure Schedule.

(d)           If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e)           Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer.  Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(f)           Parent shall cause to be present and vote (or shall give written consent, as applicable, with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.4    Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.  The Company shall provide a meaningful opportunity to Parent to review and comment upon all formal Company employee communication programs or announcements with respect to the Offer, the Merger and the other Transactions.  The parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other Transactions shall be in the form heretofore agreed to by the parties.

Section 6.5    Directors’ and Officers’ Insurance and Indemnification.

(a)           Parent shall cause the Surviving Corporation to assume the obligations of the Company to the fullest extent permissible under applicable provisions of the DGCL and under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) between the Company and the individuals who serve as directors, officers and employees of the Company entitled to be indemnified under the Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)           For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents.  The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(c)           Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy from a reputable (including financially reputable) carrier in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to such coverage and amounts no less favorable than those of such policies, taken together, as in effect on the date of this Agreement; provided that unless the Company makes available to Parent a complete and accurate copy of such policies in effect on the date of this Agreement no later than the date that is ten (10) business days after the date of this Agreement, Parent’s obligation under this Section 6.5(c) shall be to use its commercially reasonable efforts to obtain such “tail” policy at the Effective Time or as promptly thereafter as practicable; provided, further, however, that in satisfying its obligation under this Section 6.5(c), Parent shall in no event be obligated to pay more than $750,000 in the aggregate to obtain such coverage.  It is understood and agreed that in the event such coverage cannot be obtained for $750,000 or less in the aggregate, Parent shall be obligated to obtain a prepaid policy providing such coverage as may be obtained for such $750,000 aggregate amount.

(d)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(e)           The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6    State Takeover Laws.  If any “control share acquisition,” “fair price” or other anti-takeover Laws enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

Section 6.7    Obligations of Purchaser.  Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8    Employee Benefits Matters.  Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by the Company or the Surviving Corporation after the Effective Time (the “Affected Employees”), (a) a base salary or regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time, and (b) employee benefits that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any Company Subsidiary providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.  Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent’s 401(k) plan and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent.  Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (ii) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (iii) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year.  The Offer shall not affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.  Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Affected Employee.

Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Section 6.9    Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Rule 14d-10(d) Matters.  Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board of Directors) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.11    Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.12    Tender and Support Agreement.  The Company has delivered to Purchaser, simultaneously with the execution of this Agreement, Tender and Support Agreements in substantially the form attached hereto as Exhibit A whereby Alan H. Auerbach, Arie S. Belldegrun and Horizon BioMedical Ventures, LLC agree to tender each of their Shares in the Offer.  Such Tender and Support Agreements shall terminate upon termination of this Agreement in accordance with the terms of this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           Stockholder Approval.  To the extent required by the DGCL and the Nasdaq Marketplace Rules, this Agreement shall have been adopted and the Merger approved by the Requisite Stockholder Approval;

(b)           Statutes; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, and there shall be no temporary restraining order, preliminary or permanent injunction or other judgment or order of a court of competent jurisdiction (collectively, “Restraints”) in effect preventing the consummation of the Merger;

(c)           Purchase of Shares in Offer.  Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Purchaser pursuant to this Agreement); and

(d)           Termination of the Agreement.  This Agreement shall not have been terminated in accordance with its terms.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.  This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned only as follows:

(a)           by mutual consent of Parent, Purchaser and the Company at any time;

(b)           by either Parent or the Company, prior to the Acceptance Time, if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (i) in the case of the Company shall result in any of the conditions in Annex I not being satisfied and (ii) in the case of a breach by Parent or Purchaser, that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Purchaser to perform its obligations under this Agreement, or to consummate the Offer, the Merger and the other Transactions (and in each case such breach is not curable, or if curable, has not been cured within twenty (20) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)           by either Parent or the Company, if the Acceptance Time shall not have occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, Purchaser’s failure to accept for payment all such Shares tendered pursuant to the Offer prior to the Outside Date;

(d)           by Parent, in the event that prior to the Acceptance Time, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company Board of Directors fails publicly to reaffirm its recommendation of this Agreement or the Transactions, including the Offer and the Merger, (x) within ten (10) business days of receipt of a written request by Parent to provide such reaffirmation following a Competing Proposal (which reaffirmation request may be made by Parent only once with respect to each Competing Proposal or any amendment to the financial terms or any other material term of such Competing Proposal) or (y) if the Outside Date is less then ten (10) business days from the receipt of such request by Parent, by the close of business on the business day immediately preceding the Outside Date;

(e)           by the Company, at any time prior to the Acceptance Time, if the Company Board of Directors determines to accept a Superior Proposal, but only if the Company has complied in all material respects with the provisions of Section 5.2(c) and Section 5.2(d); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.1(e), and any purported termination pursuant to this Section 8.1(e) shall be void and of no force or effect, unless (A) concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal and (B) the Company pays the Termination Fee to Parent pursuant to Section 8.2(b)(i);

(f)           by either the Company or Parent if any Restraint having the effect of preventing the consummation of the Offer, the Merger or the other Transactions shall be in effect and shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have complied with its obligations under Section 6.3 to prevent the entry of and to remove such order, decree or ruling.

Section 8.2    Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 3.24, Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(d), nothing herein shall relieve any party hereto from liability for a deliberate and material breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(b)           Termination Fee.

(i)           In the event that (A) this Agreement is terminated by (1) Parent pursuant to Section 8.1(d) or (2) the Company pursuant to Section 8.1(e) or (B)(1) prior to the Acceptance Time, a Competing Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Competing Proposal, (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) and (3) on or prior to the twelve (12) month anniversary of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal or the transactions contemplated thereby are actually consummated, then the Company shall pay to Parent a fee of Thirty Five Million One Hundred Fifty Thousand Dollars ($35,150,000.00) (the “Termination Fee”) on the first business day following (x) in the case of a payment required by clause (A) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (B) above, the date of the first to occur of the events referred to in clause (B)(3) (unless the events referred to in clause (B)(3) occurred prior to any termination referred to in clause (B)(2), in which case, the Termination Fee shall be payable on the date of such termination) and, in each case, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions contemplated hereby to Parent or Purchaser.

(ii)           For purposes of Section 8.2(b)(i)(B)(3) only, the term “Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “40%”.

(c)           The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay any termination fee on more than one occasion.

(d)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Purchaser, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and the Purchaser against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.3, this Agreement may be amended, modified and supplemented, whether before or after the Acceptance Time or any vote or consent of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors, if required); provided, however, that after the Acceptance Time, no amendment shall be made which decreases the Merger Consideration and, after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)           At any time and from time to time prior to the Effective Time, any party or parties hereto may, subject to Section 1.3 and to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no waiver shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2    Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses.  All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses of the Paying Agent.  Notwithstanding anything to the contrary herein, the Company shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions contemplated hereby (other than Taxes imposed on a holder of Shares).

Section 9.4    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
	Attention:	Office of the General Counsel
Clifford Birge
	Facsimile:	(732) 524-2788

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
	Attention:	Robert I. Townsend III, Esq.
Damien R. Zoubek, Esq.
	Telecopy:	(212) 474-3700

(b)	if to the Company, to:
Cougar Biotechnology, Inc.
10990 Wilshire Blvd., Suite 1200
	Attention:	Alan H. Auerbach
William F. Daly
	Facsimile:	(310) 943-8059

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
	Attention:	Charles K. Ruck
B. Shayne Kennedy
	Facsimile:	(714) 755-8290

Section 9.5    Certain Definitions.  For the purposes of this Agreement, the term:

“Benefit Plan” means any individual employment or consulting agreements, employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, retirement, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, termination, indemnification, loan, vacation, paid time off, bonus or other incentive plans, all medical (including retiree medical), vision, dental or other health plans, all disability, death benefit or life insurance plans, and all other employee benefit plans or perquisite or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, sponsored or maintained by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any liability (contingent or otherwise), for the benefit of any Participant.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to result in any change or effect, that is materially adverse to the properties, assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:  (i) conditions (or changes therein) in any industry or industries in which the Company operates (including the medical and pharmaceutical industries) so long as such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein) so long as such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (iii) any generally applicable change in Law, including the rules, regulations and administrative policies of the FDA or GAAP or interpretation of any of the foregoing, in each case occurring after the date hereof so long as such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies operating in such industry or industries, (iv) any actions taken pursuant to the express terms of this Agreement or at the written request of Parent, (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) the determination by, or the delay of a determination by, the FDA or EMEA, or any panel or advisory committee empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company’s products or product candidates, (viii) the results of any clinical trials related to any of the Company’s products or product candidates and (ix) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, unless such Effects have a greater adverse impact on the Company relative to other companies operating in the pharmaceutical industry.  Without limiting the generality of the foregoing, and notwithstanding clauses (vii) and (viii) above, any of the following Effects shall be deemed to constitute a Company Material Adverse Effect:

(A) the withdrawal or termination of an investigational new drug application for the Key Product for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer prior to submission of a new drug application for the Key Product, and/or an equivalent action under the Laws of the European Union with respect to the Key Product, based on matters relating to the efficacy or safety of the Key Product in the treatment of castrate resistant prostate cancer in the United States or European Union;

(B) the failure of a Phase III clinical trial for the Key Product to achieve one or more of its primary endpoints;

(C) (i) the termination of any Phase III clinical trial for the Key Product prior to completion based on matters relating to the efficacy or safety of the Key Product in the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union or (ii) the suspension of any Phase III clinical trial for the Key Product prior to completion based on matters relating to the efficacy or safety of the Key Product in the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer, which suspension would reasonably be expected to prevent the Company from obtaining approval from the FDA or EMEA to market the Key Product for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union;

(D) any unexpected drug-related, serious adverse event or events in patients who received the Key Product in a clinical trial or other patient usage setting, if such adverse event or events would reasonably be expected to prevent the Company from obtaining approval from the FDA or EMEA to market the Key Product for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union; or

(E) any failure to adhere to the requirements under the Federal Food, Drug and Cosmetic Act, the regulations and guidance documents of the FDA promulgated thereunder, the equivalent Laws of the EMEA and its Committee for Medicinal Products for Human Use, or the European Union member states, or any Company Permit (including the failure to possess or maintain the validity of any Company Permit), relating to the investigational use and clinical trials of the Key Product or with respect to the making of untrue or fraudulent statements or the disclosure of information, or any failure to adhere to clinical protocols or informed consent requirements, in any such case which, individually or in the aggregate, (x) would reasonably be expected to prevent the Company from obtaining approval from the FDA or EMEA to market the Key Product for the treatment of chemo-refractory or chemo-naïve castrate resistant prostate cancer in the United States or European Union or (y) would be reasonably likely to delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would have a material adverse effect on the aggregate financial value to be derived by the Company from the Key Product.

“Company Options” shall mean all options to purchase shares of Common Stock granted or awarded under the Company Stock Plan.

“Company Property” means any real property and improvements, now or heretofore, leased or operated by the Company.

“Company Stock Plan” means the Company’s 2003 Stock Option Plan, as amended.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Company Warrants” shall mean all warrants to purchase shares of Common Stock issued by the Company.

“Competing Proposal” shall mean any proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which any Person or group or the stockholders of any Person or group would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 20% or more of the revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 14, 2008 between Parent and the Company.

“EMEA” means the European Medicines Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement or Information Statement, as applicable, the solicitation of stockholder tenders and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Transactions.

“FDA” means the United States Food and Drug Administration.

“Intellectual Property Rights” shall mean any or all of the following and all rights and interests in, arising out of, or associated therewith:  (a) inventions and improvements thereto, whether or not patentable, and patent applications filed anywhere in the world, including provisional and nonprovisional applications, and disclosures relating thereto, and any patents that issue as a result of those patent applications, as well as renewals, reissues, reexaminations, extensions (including supplementary protection certificates and the like), restorations, continuations, continuations-in-part, divisions, certificates of invention, and substitutions relating to any of the patents and patent applications, including all related international, multijurisdictional and United States and foreign patent and patent applications that are counterparts to such patents and patent applications, and any other governmental grant for the protection of inventions or industrial designs anywhere in the world; (b) trademarks, service marks, trade dress, logos, brand names, trade names, corporate names and other identifiers of source, whether registered or unregistered in the United States or any other country or jurisdiction, and the goodwill associated therewith, together with any registrations and applications for registration thereof; (c) original works, copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof or any other right corresponding thereto throughout the world; (d) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, protocols, designs, schematics, drawings, formulae, computer code, technical data, specifications, research and development information, technology, databases, business plans and other technical information, and other rights in know-how and confidential or proprietary information; (e) rights in databases and data collections (including clinical trial data, knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) URLs and domain names, and registrations and applications for registration therefor; (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to seek and receive damages; (h) other proprietary or intellectual property and associated rights now known or hereafter recognized in any jurisdiction; and (i) similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world, including moral rights.

“Key Product” means CB7630 (abiraterone acetate).

“knowledge” shall be deemed to be the actual knowledge after reasonable inquiry of any executive officer of Parent, Purchaser or the Company, as the case may be.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company or any Company Subsidiary by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” means the Nasdaq Global Market.

“NASDAQ Marketplace Rules” means the rules concerning NASDAQ-listed companies promulgated by Nasdaq from time to time and published in the NASDAQ Manual Online located at www.nasdaq.com.

“on a fully diluted basis” means, as of the relevant date, (i) all Shares and other Equity Interests of the Company entitled to vote in the election of directors or upon the adoption of this Agreement and approval of the Merger plus (ii) all Shares and other Equity Interests of the Company that the Company may be required to issue or deliver pursuant to Company Options, Company Warrants or other Equity Interests, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any Company Subsidiary.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Purchaser or the Company, as applicable, and their respective Subsidiaries.

“Requisite Stockholder Approval” means the affirmative vote (or, to the extent permitted by applicable Law, the written consent) of the holders of outstanding Company Common Stock, voting (or consenting) together as a single class, representing at least a majority of all votes entitled to be cast thereupon by holders of the Company Common Stock.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, all or substantially all of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Company Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 9.6    Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Authorities”	Section 3.11(l)
“Affected Employees”	Section 6.8
“Agreement”	Preamble
“Acceptance Time”	Section 1.3(a)
“Appraisal Rights”	Section 2.3(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.6
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“Code”	Section 1.10
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Agreements”	Section 3.13(a)
“Company Board of Directors”	Recitals
“Company Disclosure Schedule”	Article III
“Company Financial Advisors”	Section 3.21
“Company IP Agreements”	Section 3.15(b)
“Company Material Contract”	Section 3.13(b)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 1.2(a)
“Company SEC Documents”	Section 3.6
“Compensation Committee”	Section 3.11(m)
“Continuing Directors”	Section 1.3(b)
“Covered Persons”	Section 6.5(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.6
“Environmental Claims”	Section 3.18
“Environmental Laws”	Section 3.18
“Equity Interests”	Section 3.2(a)
“Exchange Act”	Section 1.1(a)
“Exchange Fund”	Section 2.2(a)

“Expiration Time”	Section 1.1(d)
“Financial Statements”	Section 3.6
“GAAP”	Section 3.6
“Grant Date”	Section 3.2(b)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“HSR Condition”	Annex I
“Indemnification Agreements”	Section 6.5(a)
“Information Statement”	Section 1.8(a)
“Initial Expiration Time”	Section 1.1(d)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Minimum Condition”	Section 1.1(b)
“Non-Affiliate Plan Fiduciary”	Section 3.11(h)
“Nonqualified Deferred Compensation Plan”	Section 3.11(l)
“Notice of Change of Recommendation/Superior Proposal”	Section 5.2(c)
“Offer”	Recitals
“Offer Documents”	Section 1.1(i)
“Offer Conditions”	Section 1.1(b)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Option Consideration”	Section 2.5(a)
“Outside Date”	Section 1.1(e)
“Parent”	Preamble
“Participant”	Section 3.8(b)
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Primary Company Executives”	Section 3.11(n)
“Promissory Note”	Section 2.4(a)
“Proxy Statement”	Section 1.8(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1
“Regulation M-A”	Section 1.1(i)
“Required Governmental Approvals”	Section 6.3(a)
“Restraints”	Section 7.1(b)
“Sarbanes-Oxley Act”	Section 3.6
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(i)
“SEC”	Section 1.1(i)
“Securities Act”	Section 3.6
“Shares”	Recitals
“Short Form Threshold”	Section 1.9
“Special Meeting”	Section 1.8(b)(i)
“Surviving Corporation”	Section 1.4(a)

“Tax Actions”	Section 5.3(a)
“Termination Fee”	Section 8.2(b)(i)
“Top-Up Closing”	Section 2.4(c)
“Top-Up Exercise Notice”	Section 2.4(c)
“Top-Up Notice Receipt”	Section 2.4(c)
“Top-Up Option”	Section 2.4(a)
“Top-Up Option Shares”	Section 2.4(a)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)
“Warrant Consideration”	Section 2.5(b)

Section 9.7    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b 2 of the Exchange Act.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Whenever the words “made available to Parent”, “made available to Purchaser” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information are available to Parent prior to and through the date of this Agreement in the electronic data room maintained by Merrill Corporation.

Section 9.8    Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and any agreements set forth therein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof; and except as provided in Section 6.5 are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 9.11    Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12    Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13    Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned Subsidiaries of Parent.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14    Enforcement; Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JOHNSON & JOHNSON

By:	/s/ Sherilyn S. McCoy
Name: Sherilyn S. McCoy
Title: Worldwide Chairman, Pharmaceuticals Group

Signature Page to Agreement and Plan of Merger

KITE MERGER SUB, INC.

By:	/s/ William Hait
Name: William Hait
Title: President

Signature Page to Agreement and Plan of Merger

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Alan H. Auerbach
Name: Alan H. Auerbach
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

ANNEX I

Conditions to Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, and shall not be obligated to pay for any validly tendered Shares if (a) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Time, (b) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Agreement has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Time (the “HSR Condition”), or (c) any of the following conditions exist or has occurred and is continuing at the scheduled Expiration Time:

(i)           there shall be pending any suit, action or proceeding by any Governmental Entity that is reasonably likely to prevail in a manner that would (a) prohibit the acquisition by Parent or Purchaser of any Shares under the Offer, restrain or prohibit the consummation of the Transactions, or place limitations on the ownership of Shares (or shares of common stock of the Surviving Corporation) by Parent, Purchaser or any other affiliate of Parent or obtain from the Company, Parent, Purchaser or any other affiliate of Parent any damages that are material in relation to the Company, (b) prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries or (c) prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or any of the Company Subsidiaries in the case of each of clauses (a) through (c) above, as a result of the Offer or the Merger;

(ii)           there shall be in effect any Restraint, which prevents the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of the Merger or which would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (a) through (c) of paragraph (i) of this Annex I;

(iii)           any of the representations and warranties of the Company contained in the Agreement that are qualified as to materiality or Company Material Adverse Effect shall fail to be true and correct, or any of the representations and warranties of the Company contained in the Agreement that are not so qualified shall fail to be true and correct in all material respects, in any such case as of the date of the Agreement or as of the date of acceptance for payment of Shares pursuant to the Offer as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

Annex I-i

(iv)           any Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement and be continuing;

(v)           the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement, obligation or covenant to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(vi)           as of the Expiration Time, Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that none of the conditions in clause (iii) and (v) have occurred; or

(vii)           this Agreement shall have been terminated in accordance with its terms.

The conditions contained in clauses (a) through (c) above: (A) are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, (B) other than the Minimum Condition, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, subject to the terms of the Agreement and the applicable rules and regulations of the SEC and (C) other than the Minimum Condition, shall be deemed met if such condition or requirement is so waived.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I-ii